Pricing Supplement To underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Pricing Supplement No. 2993B Registration Statement No. 333–206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 21, 2017

Structured Investments	Deutsche Bank AG $ Review Notes Linked to the Lesser Performing of the Russell 2000® Index and the SPDR® S&P® Regional Banking ETF due December 24, 2020

General

•	The notes are linked to the lesser performing of the Russell 2000® Index (the “Index”) and the SPDR® S&P® Regional Banking ETF (the “Fund,” and together with the Index, the “Underlyings”). The notes will be automatically called if, on any of the semi-annual Review Dates starting from approximately one year after the Trade Date, the Closing Levels of both Underlyings are greater than or equal to their respective Initial Levels. If the notes are automatically called, investors will receive on the applicable Call Settlement Date a return on the notes equal to the applicable call premium based on a rate of 11.80% per annum. The notes will cease to be outstanding following an automatic call and no further payments will be made following the Call Settlement Date.

•	If the notes are not automatically called and the Final Level of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Trigger Level (equal to 80.00% of its Initial Level), for each $1,000 Face Amount of notes, investors will receive at maturity a positive return on the notes equal to the Digital Return of 35.40%. However, if the notes are not automatically called and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of notes, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. The notes do not pay any coupons or dividends and investors should be willing to lose a significant portion or all of their investment if the notes are not automatically called and the Final Level of either Underlying is less than its Trigger Level. Any payment on the notes is subject to the credit of the Issuer.

•	The first Review Date, and therefore the earliest date on which an Automatic Call may be initiated, is December 28, 2018.

•	Senior unsecured obligations of Deutsche Bank AG due December 24, 2020

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The notes are expected to price on or about December 21, 2017 (the “Trade Date”) and are expected to settle on or about December 27, 2017 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Level	Trigger Level
	Russell 2000® Index (the “Index”)	RTY	1,547.107	1,237.686
	SPDR® S&P® Regional Banking ETF (the “Fund”)	KRE	$60.17	$48.14

(Key Terms continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 9 of this pricing supplement.

The Issuer’s estimated value of the notes on the Trade Date is approximately $952.90 to $972.90 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page 3 of this pricing supplement for additional information.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures and Deemed Agreement” on page 4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per Note	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer that will not exceed $15.00 per $1,000 Face Amount of notes. The fees referenced above do not include additional transaction costs and fees which may be reflected in the price of the Fund. Please refer to the section “Selected Risk Considerations” in this pricing supplement for more information.

(2)	Please see “Supplemental Plan of Distribution” in this pricing supplement for more information about fees.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

JPMorgan

Placement Agent

December      , 2017

(Key Terms continued from previous page)

Automatic Call:	The notes will be automatically called by the Issuer if, on any of the semi-annual Review Dates starting from approximately one year after the Trade Date, the Closing Levels of both Underlyings are greater than or equal to their respective Initial Levels.
Payment upon an Automatic Call:	If the notes are automatically called, you will receive a cash payment per $1,000 Face Amount of notes on the related Call Settlement Date equal to the Face Amount plus the product of the Face Amount and the applicable call premium. The notes will cease to be outstanding following an Automatic Call and no further payments will be made following the Call Settlement Date. The Review Dates, Call Settlement Dates, call premiums and the payment due upon an Automatic Call applicable to each Review Date are set forth in the table below.

Review Date	Call Settlement Date	Call Premium	Payment upon an Automatic Call (per $1,000 Face Amount of notes)
December 28, 2018	January 3, 2019	11.80%	$1,118.00
June 21, 2019	June 26, 2019	17.70%	$1,177.00
December 23, 2019	December 27, 2019	23.60%	$1,236.00
June 22, 2020	June 25, 2020	29.50%	$1,295.00

Review Dates[1,2]:	As set forth in the table under “Payment upon an Automatic Call” above
Call Settlement Date[1,2]:	As set forth in the table under “Payment upon an Automatic Call” above
Payment at Maturity:	If the notes are not automatically called, you will receive a cash payment at maturity that will depend solely on the performance of the Laggard Underlying on the Averaging Dates:

•     If the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:

$1,000 + ($1,000 x Digital Return)

• If the Final Level of the Laggard Underlying is less than its Trigger Level, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

If the notes are not automatically called and the Final Level of the Laggard Underlying is less than its Trigger Level, you will be fully exposed to the negative Underlying Return of the Laggard Underlying and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.
Laggard Underlying:	The Underlying with the lower Underlying Return. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.
Trigger Level:	For each Underlying, 80.00% of its Initial Level, as set forth in the table under “Underlyings” above
Digital Return:	35.40%, which represents the maximum return on the notes. Accordingly, the maximum Payment at Maturity will be $1,354.00 per $1,000 Face Amount of notes.
Underlying Return:

For each Underlying, the performance of such Underlying from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

The Underlying Return for each Underlying may be positive, zero or negative.

Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date, as set forth in the table under “Underlyings” above
Final Level:	For each Underlying, the arithmetic average of the Closing Levels of such Underlying on each of the five Averaging Dates
Closing Level:

For the Fund, the closing price of one share of the Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.

For the Index, the closing level of the Index on the relevant date of calculation.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.

(Key Terms continued on next page)

(Key Terms continued from previous page)

Trade Date[2]:	December 21, 2017
Settlement Date[2]:	December 27, 2017
Averaging Dates[1,2]:	December 15, 2020, December 16, 2020, December 17, 2020, December 18, 2020 and December 21, 2020
Maturity Date[1,2]:	December 24, 2020
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25155MGQ8 / US25155MGQ87
[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If a Review Date is postponed, the related Call Settlement Date will be postponed accordingly as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

[2]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Review Dates, Call Settlement Dates, Averaging Dates and Maturity Date may be changed so that the stated term of the notes remains the same.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Notes

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these notes are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the notes. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes and you will be asked to accept such changes in connection with your purchase of any notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.

Hypothetical Examples

The following table illustrates the hypothetical payments on the notes upon an Automatic Call or at maturity. The table below is based on the following assumptions:

Trigger Level:	For each Underlying, 80.00% of its Initial Level, as set forth in the table under “Underlyings” above

Call premiums:	11.80%, 17.70%, 23.60% and 29.50% for the first, second, third and final Review Dates, respectively

Digital Return:	35.40%

There will be only one payment on the notes, either at maturity or, due to an Automatic Call, on a Call Settlement Date. An entry of “N/A” in the table below indicates that the notes would not be called on the applicable Review Date and no payment would be made on the corresponding Call Settlement Date. The hypothetical returns set forth below are for illustrative purposes only. The actual return will be based on the Closing Levels of the Underlyings on the Review Dates or the Averaging Dates, as applicable. The numbers appearing in the table and the hypothetical examples below may have been rounded for ease of analysis and it has been assumed that no event affecting the Fund has occurred during the term of the notes that would cause the calculation agent to adjust the Share Adjustment Factor. You should consider carefully whether the notes are suitable to your investment goals. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Appreciation / Depreciation of the Lesser Performing Underlying (%)	Hypothetical Return on First Review Date(%)**	Hypothetical Return on Second Review Date(%)**	Hypothetical Return on Third Review Date (%)**	Hypothetical Return on Final Review Date (%)**	Hypothetical Return on the Notes at Maturity (%)	Hypothetical Payment at Maturity ($)
100.00%	11.80%	17.70%	23.60%	29.50%	35.40%	$1,354.00
90.00%	11.80%	17.70%	23.60%	29.50%	35.40%	$1,354.00
80.00%	11.80%	17.70%	23.60%	29.50%	35.40%	$1,354.00
70.00%	11.80%	17.70%	23.60%	29.50%	35.40%	$1,354.00
60.00%	11.80%	17.70%	23.60%	29.50%	35.40%	$1,354.00
50.00%	11.80%	17.70%	23.60%	29.50%	35.40%	$1,354.00
40.00%	11.80%	17.70%	23.60%	29.50%	35.40%	$1,354.00
30.00%	11.80%	17.70%	23.60%	29.50%	35.40%	$1,354.00
20.00%	11.80%	17.70%	23.60%	29.50%	35.40%	$1,354.00
10.00%	11.80%	17.70%	23.60%	29.50%	35.40%	$1,354.00
0.00%	11.80%	17.70%	23.60%	29.50%	35.40%	$1,354.00
-10.00%	N/A	N/A	N/A	N/A	35.40%	$1,354.00
-20.00%	N/A	N/A	N/A	N/A	35.40%	$1,354.00
-21.00%	N/A	N/A	N/A	N/A	-21.00%	$790.00
-30.00%	N/A	N/A	N/A	N/A	-30.00%	$700.00
-40.00%	N/A	N/A	N/A	N/A	-40.00%	$600.00
-50.00%	N/A	N/A	N/A	N/A	-50.00%	$500.00
-60.00%	N/A	N/A	N/A	N/A	-60.00%	$400.00
-70.00%	N/A	N/A	N/A	N/A	-70.00%	$300.00
-80.00%	N/A	N/A	N/A	N/A	-80.00%	$200.00
-90.00%	N/A	N/A	N/A	N/A	-90.00%	$100.00
-100.00%	N/A	N/A	N/A	N/A	-100.00%	$0.00

**	If the notes are automatically called, payable on the corresponding Call Settlement Date.

Hypothetical Examples of Amounts Payable on the Notes

The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: The Closing Levels of both Underlyings are greater than their respective Initial Levels on the first Review Date. Because the Closing Levels of both Underlyings on the first Review Date are greater than their respective Initial Levels, the notes are automatically called on the first Review Date. The investor will receive a single cash payment of $1,118.00 per $1,000 Face Amount of notes on the corresponding Call Settlement Date. There will be no further payments on the notes.

Example 2: The Closing Level of at least one Underlying is less than its Initial Level on the first and second Review Dates and the Closing Levels of both Underlyings are greater than their respective Initial Levels on the third Review Date. Because the Closing Level of at least one Underlying on both the first and second Review Dates is less than its Initial Level, the notes are not automatically called on the first and second Review Dates. Because the Closing Levels of both Underlyings are greater than their respective Initial Levels on the third Review Date, the notes are automatically called on the third Review Date. The investor will receive a single cash payment of $1,236.00 per $1,000 Face Amount of notes on the corresponding Call Settlement Date. There will be no further payments on the notes.

Example 3: The Closing Level of at least one Underlying is less than its Initial Level on each Review Date. The Final Level of the Laggard Underlying is greater than its Trigger Level, resulting in an Underlying Return of the Laggard Underlying of 60.00%. Because the Closing Level of at least one Underlying is less than its Initial Level on each Review Date, the notes are not automatically called. Because the Final Level of the Laggard Underlying is greater than its Trigger Level, despite the Underlying Return of the Laggard Underlying being greater than the Digital Return, the investor will receive a single cash payment of $1,354.00 per $1,000 Face Amount of notes on the Maturity Date, calculated as follows:

$1,000 + ($1,000 x Digital Return)

$1,000 + ($1,000 x 35.40%) = $1,354.00

Example 4: The Closing Level of at least one Underlying is less than its Initial Level on each Review Date. The Final Level of the Laggard Underlying is greater than its Trigger Level, resulting in an Underlying Return of the Laggard Underlying of -10.00%. Because the Closing Level of at least one Underlying is less than its Initial Level on each Review Date, the notes are not automatically called. Because the Final Level of the Laggard Underlying is greater than its Trigger Level, the investor will receive a single cash payment of $1,354.00 per $1,000 Face Amount of notes on the Maturity Date, calculated as follows:

$1,000 + ($1,000 x Digital Return)

$1,000 + ($1,000 x 35.40%) = $1,354.00

Example 5: The Closing Level of at least one Underlying is less than its Initial Level on each Review Date. The Final Level of the Laggard Underlying is less than its Trigger Level (while the Final Level of the other Underlying is greater than its Initial Level), resulting in an Underlying Return of the Laggard Underlying of -50.00%. Because the Closing Level of at least one Underlying is less than its Initial Level on each Review Date, the notes are not automatically called. Because the Final Level of the Laggard Underlying is less than its Trigger Level, despite the Final Level of the other Underlying being greater than its Initial Level, the investor will receive a single cash payment of $500.00 per $1,000 Face Amount of notes on the Maturity Date, calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -50.00%) = $500.00

Example 6: The Closing Level of at least one Underlying is less than its Initial Level on each Review Date. The Final Levels of both Underlyings are less than their respective Initial Levels, with the Final Level of the Laggard Underlying being less than its Trigger Level, resulting in an Underlying Return of the Laggard Underlying of -70.00%. Because the Closing Level of at least one Underlying is less than its Initial Level on each Review Date, the notes are not automatically called. Because the Final Level of the Laggard Underlying is less than its Trigger Level, the investor will receive a single cash payment of $300.00 per $1,000 Face Amount of notes on the Maturity Date, calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -70.00%) = $300.00

Selected Purchase Considerations

•	STEP-UP APPRECIATION POTENTIAL — If the Closing Levels of both Underlyings on any Review Date are greater than or equal to their respective Initial Levels, the notes will be automatically called and you will receive a return on the notes equal to the call premium applicable to such Review Date. The call premiums applicable to the first, second, third and final Review Dates are 11.80%, 17.70%, 23.60% and 29.50%, respectively. Even if the notes are not automatically called, if the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level, you will receive on the Maturity Date a positive return on the notes equal to the Digital Return of 35.40%. In this circumstance, you would receive on the Maturity Date the maximum Payment at Maturity of $1,354.00 per $1,000 Face Amount of notes. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the notes are not automatically called and the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level, for each $1,000 Face Amount of notes, you will receive at maturity a positive return on the notes equal to the Digital Return. However, if the notes are not automatically called and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment in the notes at maturity.

•	POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE — While the original term of the notes is approximately three years, the notes will be automatically called before maturity if the Closing Levels of both Underlyings on any Review Date are greater than or equal to their respective Initial Levels, and you will receive the applicable payment corresponding to that Review Date, as set forth on the cover of this pricing supplement. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the notes are automatically called.

•	RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the notes, which may be positive, zero or negative, is linked to the lesser performing of the Russell 2000® Index and the SPDR® S&P® Regional Banking ETF as described herein. If the notes are not automatically called, the Payment at Maturity you receive, if any, will be determined solely by reference to the performance of the Laggard Underlying.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices — The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

SPDR® S&P® Regional Banking ETF

The SPDR® S&P® Regional Banking ETF is an exchange-traded fund managed by SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Regional Banking ETF. SSgA Funds Management, Inc. (the “Fund Advisor”) is the investment adviser of the SPDR® S&P® Regional Banking ETF. The SPDR® S&P® Regional Banking ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Regional Banks Select IndustryTM Index (the “Tracked Index”), which represents the regional banking sub-industry portion of the U.S. equity market. The SPDR® S&P® Regional Banking ETF trades on the NYSE Arca under the ticker symbol “KRE.” This is only a summary of the SPDR® S&P® Regional Banking ETF. For more information on the SPDR® S&P® Regional Banking ETF, please see the section entitled “The Select Industry SPDR Exchange Traded Funds — The SPDR® S&P® Regional Banking ETF” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the S&P® Regional Banks Select IndustryTM Index, please see the section entitled “The S&P Dow Jones Indices — The S&P Select Industry Indices — The S&P® Regional Banks Select IndustryTM Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your notes and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the notes were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including upon an automatic call or at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each, an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlyings or in any of the components of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The Payment at Maturity is linked to the performance of the Laggard Underlying and your return on the notes will depend on whether the notes are automatically called and whether the Final Level of the Laggard Underlying is less than its Trigger Level, as applicable. If the notes are not automatically called and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON THE NOTES IS LIMITED — If the Closing Levels of both Underlyings on any Review Date are greater than or equal to their respective Initial Levels, the notes will be automatically called and you will receive on the applicable Call Settlement Date a payment per $1,000 Face Amount of notes equal to the Face Amount plus the product of the Face Amount and the applicable call premium, regardless of the increase in the levels of the Underlyings, which may be significant. The call premiums applicable to the first, second, third and final Review Dates are 11.80%, 17.70% and 23.60% and 29.50%, respectively. If the notes are not automatically called and the Final Level of the Laggard

Underlying is greater than or equal to its Trigger Level, you will receive a positive return on the notes equal to the Digital Return of 35.40%. Therefore, the return on the notes is limited regardless of whether the notes are automatically called or not. The price or level, as applicable, of each Underlying at various times during the term of the notes could be higher than the Closing Levels of such Underlying on the Review Dates and/or the Averaging Dates. Because the call premiums and Digital Return are fixed amounts, you may receive a lower payment upon an Automatic Call or at maturity than you would have if you had invested directly in the stocks composing the Underlyings.

•	REINVESTMENT RISK — If the notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•	IF THE NOTES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE FINAL LEVEL OF THE LAGGARD UNDERLYING — If the notes are not automatically called, the Payment at Maturity will be determined by reference to the Final Level of the Laggard Underlying, without taking into consideration the performance of the other Underlying.

•	HIGHER DIGITAL RETURN/CALL PREMIUMS OR A LOWER TRIGGER LEVEL FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR BOTH UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the notes are set on the Trade Date, the greater the expectation is at that time that the Closing Level of at least one Underlying on each Review Date may be less than its Initial Level (resulting in the notes not being automatically called) and the Final Level of at least one Underlying may be less than its Trigger Level (resulting in a loss of a significant portion or all of your investment). In addition, the economic terms of the notes, including the Trigger Levels and the Digital Return/call premiums, are based, in part, on the expected volatility of the Underlyings at the time the terms of the notes are set on the Trade Date, where higher expected volatility will generally lead to higher Digital Return/call premiums or a lower Trigger Level for each Underlying. Accordingly, higher Digital Return/call premiums as compared with the expected return on our conventional fixed income notes with a similar maturity or the expected return on our other similarly structured notes will generally indicate a greater risk of loss, while a lower Trigger Level for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the notes have a greater likelihood of returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your investment at maturity.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•	THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the notes offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the notes differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•	INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE SECURITIES COMPOSING THE UNDERLYINGS — The return on the notes may not reflect the return you would have realized if you had directly invested in the Underlyings or the securities composing the Underlyings. For instance, your return on the notes will be limited to the call premiums and the Digital Return regardless of any increase in the price or level, as applicable, of either Underlying, which could be significant.

•	IF THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the prices or levels, as applicable, of the Underlyings. Changes in the prices or levels, as applicable, of the Underlyings may not result in comparable changes in the value of your notes.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the Fund or the securities composing the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OR LEVEL, AS APPLICABLE, OF EACH UNDERLYING — Your return on the notes, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the notes will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each Underlying and your return will be based on the lesser performing of the Underlyings, as measured on each Review Date and the Averaging Dates. Poor performance by either Underlying over the term of the notes may adversely affect your return on the notes and will not be offset or mitigated by a positive performance by the other Underlying.

•	BECAUSE THE NOTES ARE LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF LOSING A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT THAN IF THE NOTES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will lose a significant portion or all of your investment in the notes is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With two Underlyings, it is more likely that the Final Level of at least one Underlying will be less than its Trigger Level than if the notes were linked to only one Underlying, and therefore, it is more likely that you will receive a Payment at Maturity that is significantly less than your investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the Final Level of at least one Underlying to be less than its Trigger Level is even greater. Although the correlation of the Underlyings’ performance may change over the term of the notes, the Trigger Levels are determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the notes are finalized. A lower Trigger Level for an Underlying is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	THE INDEX REFLECTS THE PRICE RETURN OF THE STOCKS COMPOSING THE INDEX, NOT THEIR TOTAL RETURN INCLUDING ALL DIVIDENDS AND OTHER DISTRIBUTIONS — The Index reflects the changes in the market prices of its component stocks. The Index is not, however, a “total return” index, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the stocks composing the Index.

•	THE SPONSOR OF THE INDEX MAY ADJUST THE INDEX IN WAYS THAT AFFECT THE LEVEL OF THE INDEX AND HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The sponsor of the Index (the “Index Sponsor”) is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the components of the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of such Index components may affect the Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the level of the Index and, thus, the value of, and your return on, the notes. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

•	THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the level of the Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

•	THE EQUITY SECURITIES HELD BY THE FUND ARE SUBJECT TO RISKS ASSOCIATED WITH THE BANKING SECTOR — All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the banking sector. The performance of companies in the banking sector may be affected by governmental investigations and regulation that may impose compliance costs and/or limit the amount and types of loans and other financial commitments that banks can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Economic conditions, including credit losses resulting from financial difficulties of borrowers, can negatively impact the banking sector. Banks may also be subject to severe price competition. The banking industry is highly competitive, and thus, failure to maintain or increase market share may adversely affect profitability. These factors, or the absence of such factors, could cause a downturn in the banking sector and could cause the value of some or all of the equity securities held by the Fund to decline during the term of the notes, which may adversely affect the value of your notes.

•	The Policies of the FUND ADVISOR and Changes that Affect the fund or THE Tracked Index Could Adversely Affect the Value of the NOTEs — The policies of the Fund Advisor concerning the calculation of the Fund’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by the Fund, substitution of the Tracked Index and the manner in which changes affecting how the Tracked Index is calculated are reflected in the Fund could adversely affect the price of the shares of the Fund and, therefore, the value of, and your return on, the notes. The value of, and your return on, the notes could also be adversely affected if the Fund Advisor changes these policies, for example, by changing the manner in which it calculates the Fund’s NAV, or if the Fund Advisor discontinues or suspends calculation or publication of the Fund’s NAV, in which case it may become difficult to determine the value of the notes. If events such as these occur or if the Closing Level of the Fund is not available on any Review Date and/or Averaging Date because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Level of the Fund and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

•	The Performance of the fund, Particularly During Periods of Market Volatility, May Not Match the Performance of the Tracked Index or ITS NET ASSET VALUE per Share — The performance of the Fund may not match the performance of the Tracked Index due to a number of factors. For instance, the Fund may not hold all or substantially all of the securities included in the Tracked Index and the Fund Advisor may invest a portion of the Fund’s assets in securities not included in the Tracked Index. Therefore, the performance of the Fund is generally linked, in part, to assets other than the securities included in the Tracked Index. Additionally, the performance of the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index.

In addition, because the shares of the Fund are traded on a securities exchange and are subject to supply and demand, the performance of one share of the Fund may differ from the performance of the Tracked Index or the Fund’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by the Fund may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of the Fund and/or create, redeem or hedge shares of the Fund. In such circumstances, the prices at which market participants are willing to buy and sell shares of the Fund may be significantly lower than the Fund’s NAV and the liquidity of the shares of the Fund may be materially and adversely affected. Consequently, the performance of the Fund may deviate significantly from the performance of the Tracked Index or the Fund’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the notes may be determined based on the price of the Fund when it deviates significantly from the performance of the Tracked Index or the Fund’s NAV per share. If this occurs, the value of, and your return on, the notes may be materially and adversely affected.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the notes.

•	THERE IS NO AFFILIATION BETWEEN THE FUND OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE FUND OR THE UNDERLYING STOCK ISSUERS — We are not affiliated with the Fund or the issuers of the component stocks held by the Fund or included in the Tracked Index (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the notes, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your notes. The Fund has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor, which may adversely affect the value of your notes.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the notes may bear little relation to the historical closing prices or levels, as applicable, of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices or levels, as applicable, of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the prices or levels, as applicable, of the Underlyings will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time remaining to the maturity of the notes;

o	the market prices and dividend rates of the shares of the Fund and the securities composing the Underlyings;

o	the composition of the Underlyings;

o	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect either Underlying, the Tracked Index or the markets generally;

o	supply and demand for the notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the notes, it is possible that their value may decline significantly due to the factors described above even if the prices or levels, as applicable, of the Underlyings remain unchanged from their respective Initial Levels, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the notes to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices or levels, as applicable, of one or both Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we, JPMorgan Chase & Co. or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, JPMorgan Chase & Co.’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the notes. Introducing competing products into the marketplace in this manner could adversely affect the prices or levels, as applicable, of one or both Underlyings and the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS AND THE VALUE OF THE NOTES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices or levels, as applicable, of the Underlyings and the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlyings that affect whether the notes are automatically called. Any determination by the calculation agent could adversely affect the return on the notes.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date, a Review Date or an Averaging Date could adversely affect the level of one or more of the Underlyings and, as a result, could decrease the possibility of your notes being automatically called or the amount you may receive on the notes at maturity.

Historical Information

The following graphs set forth the historical performances of the Russell 2000® Index and the SPDR® S&P® Regional Banking ETF based on their respective daily closing levels or prices, as applicable, from December 21, 2012 through December 21, 2017. The closing level of the Russell 2000® Index on December 21, 2017 was 1,547.107. The closing price of the SPDR® S&P® Regional Banking ETF on December 21, 2017 was $60.17.  Each graph below also indicates by a broken line the Trigger Level equal to 80.00% of the closing price or level, as applicable, of the relevant Underlying on December 21, 2017. We obtained the historical closing prices and levels of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices and levels of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the closing prices or levels, as applicable, of the Underlyings on any Review Date or Averaging Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your investment.

Correlation of the Underlyings

The following graph sets forth the historical performances of the Russell 2000® Index and the SPDR® S&P® Regional Banking ETF from December 21, 2012 through December 21, 2017, based on the daily closing prices or levels, as applicable, of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on December 21, 2012 by (1) dividing the closing price or level, as applicable, of that Underlying on each day by the closing price or level, as applicable, of that Underlying on December 21, 2012 and (2) multiplying by 100.00.

We obtained the closing prices and levels used to determine the normalized closing prices and levels set forth below from Bloomberg, without verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance and no assurance can be given as to the closing prices or levels, as applicable, of the Underlyings on any Review Date or Averaging Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your investment.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the other. For additional information, please see “Key Risks — Because The Notes Are Linked To The Lesser Performing Of The Two Underlyings, You Are Exposed To A Greater Risk Of Losing A Significant Portion Or All Of Your Investment Than If The Notes Were Linked To Just One Underlying” in this pricing supplement.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential that the Final Level of at least one of the Underlyings may be less than its Trigger Level. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the level of at least one of the Underlyings will decrease. This results in a greater potential for a loss of a significant portion or all of your investment at maturity. However, even if two Underlyings have a higher positive correlation, the Final Level of one or both of those Underlyings may be less than its Trigger Level as the levels of both of those Underlyings may decrease together.

Deutsche Bank AG determined the Digital Return and call premiums for the notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the notes were set. As discussed above, increased risk resulting from lower correlation is reflected in higher Digital Return/call premiums than would be payable on notes linked to underlyings that have a higher degree of correlation.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $15.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which is expected to be a day that is greater than two business days following the Trade Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.